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EXHIBIT 10.23.2

Service Addendum No. 2 to Service Agreement

        Per Article 3 of the Service Agreement (the "Agreement") between The Dow Chemical Company ("TDCC") and Union Carbide Corporation ("UCC"), with an Effective Date of 6 February 2001, this Service Addendum specifies services and licenses which TDCC (or its designated Affiliate or contractor) is to perform pursuant to the terms and conditions of the Agreement.

1.
Services and Use Rights. TDCC agrees, either directly or through Affiliates or contractors, to provide to UCC the services and use rights necessary for UCC to perform its obligations under the Service and Complementary Assets Agreement between UCC and Union Polymers SDN. BHD. ("UPSB"), an Affiliate of UCC dated August 1, 2001 (UPSB Agreement), including Addendum 1 (Information Systems Services), Addendum 2 (License of Complementary Assets), and Addendum 3 (Miscellaneous Administrative and Support Services) copies of which have been provided to TDCC.

2.
Cost and Payment.

2.1
In respect to Implementation Services (as defined in Service Addendum 1 of the UPSB Agreement), UCC shall pay TDCC the amount specified in Paragraph 3a of Addendum 1 of the UPSB Agreement or shall authorize TDCC to invoice UPSB directly for this amount.

2.2
In respect to ongoing Information Systems Services (as defined in Service Addendum 1 of the UPSB Agreement), UCC shall pay TDCC monthly fees calculated in accordance with Section 5.1 of the Agreement or shall authorize TDCC to invoice UPSB directly for such fees. To the extent mutually agreeable between the Parties, certain projects may also be done on a fixed fee basis.

2.3
In respect to Complementary Assets (as defined in Service Addendum 2 of the UPSB Agreement), UCC shall pay TDCC on a quarterly basis as described in Service Addendum 2 of the UPSB Agreement or shall authorize TDCC to invoice UPSB directly for such fees.

2.4
In respect to all other services, UCC shall pay TDCC monthly fees calculated in accordance with Section 5.1 of the Agreement or shall authorize TDCC to invoice UPSB directly for such fees.

2.5
UCC shall remain responsible for the above referenced payments in the event that UPSB fails to pay any invoice issued directly UPSB by TDCC.

3.
Term and Termination. TDCC may terminate any service or license relating to the UPSB Agreement upon thirty (30) days written notice to UCC in the event UCC has not made timely payment to TDCC or UCC is in material breach of any other provision under the Agreement.

4.
Relation between Service Addendum and Agreement. Except to the extent modified by this Service Addendum in respect to services and licenses for UPSB, the terms of the Agreement shall remain in full force and effect.
THE DOW CHEMICAL COMPANY		UNION CARBIDE CORPORATION
By:		By:
Name:	David E. Kepler II	Name:	Duncan A. Stuart
Title:	Corporate Vice President, Electronic Business and Chief Information Officer	Title:	Vice President and General Counsel

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  EXHIBIT 10.23.2